UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2012

SciQuest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34875	56-2127592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6501 Weston Parkway, Suite 200, Cary, North Carolina		27513
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 659-2100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Overview. On July 24, 2012, SciQuest, Inc. (“SciQuest”) and SciQuest Canada Holdings ULC, a wholly owned subsidiary of SciQuest (“Acquisition Sub”), entered into an Asset Purchase Agreement with Upside Software, Inc. (“Upside”) and Ashif Mawji, 937275 Alberta Ltd., 1680787 Alberta Ltd. and Mawji Family Trust, pursuant to which SciQuest will acquire substantially all of the assets of Upside. Upside is headquartered in Edmonton, Alberta and is a leading provider of contract lifecycle management solutions.

Terms of the Asset Purchase Agreement. SciQuest will pay a purchase price of $28 million in cash, which will be amount to approximately $22 million net of cash received in the transaction. The purchase price includes $2.8 million that will be deposited in escrow to satisfy potential indemnification claims.

The Asset Purchase Agreement contains representations, warranties and covenants of Upside and its principal shareholders as well as representations, warrants and covenants of SciQuest and Acquisition Sub. Among other things, Upside and its principal shareholders represent and warrant as to (i) authorization and enforceability, (ii) organizational documents, (iii) subsidiaries, (iv) required filings and consents, (v) permits and compliance with law, (vi) financial statements, (vii) liabilities, (viii) title to assets, (ix) the absences of certain changes, (x) litigation, (xi) employee benefit and labor matters, (xii) contracts, (xiii) intellectual property, (xiv) tax matters, (xv) insurance policies, (xvi) brokers, (xvii) accounts receivable, and (xviii) books and records.

The closing of the acquisition is subject to customary closing conditions. Among other things, the obligation of SciQuest and Acquisition Sub to close is conditioned upon (i) the absence of governmental orders prohibiting the acquisition or making it illegal, (ii) the accuracy of the representations and warranties of Upside and its principal shareholders, (iii) a specified percentage of the employees of Upside accepting offers of employment, (iv) Upside having obtained certain third party consents, (v) the absence of events that could reasonably be expected to have a material adverse effect on Upside, and (vi) other routine closing conditions.

Subject to certain exceptions and limitations, the Asset Purchase Agreement provides that SciQuest, Acquisition Sub and certain related parties will be indemnified for certain losses arising from certain losses relating to the Agreement, including breaches of representations, warranties and covenants by of Upside and its principal shareholders. Indemnification claims must be brought (i) within one year following the closing date for certain non-fundamental representations and warranties and (ii) within 90 days following the expiration of any applicable statute of limitations for certain fundamental representations and warranties regarding authorization and enforceability, title to assets, intellectual property and tax matters. The $2.8 million deposited in escrow, less any amounts paid in satisfaction of indemnification claims and amounts subject to pending indemnification claims, will released as of the first anniversary of the closing date.

This summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by this reference.

Forward-Looking Statements. Any statements in this Report that are not historical or current facts are forward-looking statements. These forward-looking statements include references to the payment of additional stock upon the achievement of certain performance targets and the timeframe for closing the transaction. All forward-looking statements in this Report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our Registration Statement on Form S-1 and other required reports, as filed with the SEC, which are available free of charge on the SEC’s website at www.sec.gov or on our website at www.sciquest.com. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements speak only as of the date hereof, and we undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1†	Asset Purchase Agreement, dated July 24, 2012, by and among SciQuest, Inc., SciQuest Canada Holdings ULC, Ashif Mawji, 937275 Alberta Ltd., 1680787 Alberta Ltd. and Mawji Family Trust

99.1	Press Release dated July 24, 2012

†	Schedules and exhibits, other than Exhibit A, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIQUEST, INC.

Date: July 27, 2012	By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe
President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

10.1	Asset Purchase Agreement, dated July 24, 2012, by and among SciQuest, Inc., SciQuest Canada Holdings ULC, Ashif Mawji, 937275 Alberta Ltd., 1680787 Alberta Ltd. and Mawji Family Trust

99.1	Press Release dated July 24, 2012